Exhibit 99.4
Q2 2017 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2017 financial results recording. The date of this recording is July 24, 2017. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Executive Vice President and Chief Financial Officer.
The Celanese Corporation second quarter 2017 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will provide some recent highlights and review our second quarter results. Chris Jensen will then comment on our cash flow, balance sheet, and taxes. On the earnings call tomorrow morning, Mark, Chris and Scott Sutton will be available to answer questions. I'd like to turn it over to Mark now.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Surabhi, and welcome everyone listening in today.
Before I discuss the second quarter financial results, I would like to share a few performance highlights with you. This quarter we successfully completed the Clear Lake, Texas turnaround on-time, on-budget, and most importantly injury free. This site was commissioned fifty years ago and the turnaround was needed to repair and upgrade many aspects of unit operations. Needless to say, it was the most extensive turnaround in Celanese's history, involving more than a thousand contractors and over a million man-hours of work. Celanese manufacturing and the Clear Lake teams really came through for us and their success is deeply appreciated.
I am also pleased to report that we have made significant progress with SO.F.TER. and Nilit in integrating our operations, systems, and supply chains, while learning from our experiences to build even greater competency in M&A. On the commercial side, we are encouraged to see strong support from customers and appreciation for the value created by the combined portfolios. Congratulations to the many teams, across functions, who are seamlessly working together to make these investments even more successful than planned.
Also during the quarter, we announced an agreement with Blackstone to form a new global company to specifically service the cellulose acetate market. This European-based company will be better positioned to support global customers and stakeholders and will create new opportunities to expand technology development for cellulose acetate as consumer trends unfold. The transaction de-risks while also improving the future value of our cellulose acetate business, and unlocks $1.6 billion in cash that will be re-allocated to drive earnings growth at Celanese. We have begun the process for regulatory approval, meanwhile our teams are fully engaged in preparations to carve out assets and entities in anticipation of CE's contribution to the joint venture.

Turning now to our consolidated results for the second quarter of 2017. We reported GAAP earnings of $1.72 per share and adjusted earnings of $1.79 per share, both second quarter records. The 13 percent growth in adjusted earnings per share year over year was driven by the ongoing success of our differentiated business models and productivity gains across multiple areas. The Acetyl Chain leveraged its commercial and operational flexibility to supply customers during the turnaround while Advanced Engineered Materials continued to scale up the opportunity pipeline organically and realized the early benefits of acquisitions. In the second quarter, we returned $237 million of cash to investors, with $172 million in share repurchases and $65 million in dividends. By the end of 2017, we expect to have completed $500 million of share repurchases. We also just announced a new share repurchase authorization of $1.5 billion, a large portion of which will be executed based on when the tow JV closes.
Shifting to the cores, the Acetyl Chain's income of $132 million in the second quarter was 19 percent higher year over year and 22 percent higher sequentially. Global trade flow in the acetyl market was impacted by a number of industry outages this quarter, including an extended turnaround at the Celanese Clear Lake site. While the operations team managed the turnaround efficiently, the commercial and supply chain teams did an equally impressive job of overcoming our own production limitations at Clear Lake and industry supply constraints. A number of producer arrangements or product swaps were established in addition to our own supply chain planning allowing the business to continue to participate in the market and reliably supply key customers. Our efforts more than offset the impact of the Clear Lake turnaround which included direct costs of about $15 million and other indirect costs in the same range. The Acetyl Chain income margin of 16.0 percent was the highest ever in a second quarter and a 240 basis point sequential improvement driven by pricing. Second quarter volume was lower than any quarter since 2015, the result of lower volumes at Clear Lake which more than offset volume growth in Asia. The second quarter is a good example of how commercial agility and production optionality have supported the Acetyl Chain margins well above industry levels.

Materials Solutions increased net sales to a record of $709 million in the second quarter as rapid growth in Advanced Engineered Materials, or AEM, outpaced the decline in acetate tow volume and price. AEM reported its second highest ever segment income of $142 million, 28 percent higher than the same quarter last year, on record net sales of $516 million. Volume increased double-digits year over year driven by the integration of SO.F.TER. and Nilit, organic growth, and greater penetration in China. Organic volume is projected to keep growing at high single digits on an ongoing basis without relying on secular growth in specific end markets. For example, second quarter auto volumes were higher in all regions, while auto builds over the same period declined in the Americas, Europe, and China. As expected, segment income margin for AEM was 290 basis points lower year over year, with the integration of recent acquisitions and growth in Asia. While the acquisitions are immediately earnings accretive, they will be margin dilutive until synergies and product value uplifts are realized. The engineered materials team closed 547 projects in the second quarter, 63% higher than the number of projects commercialized in the same quarter of 2016. This record number of projects reflects impressive growth from the organic opportunity pipeline as well as projects contributed by SO.F.TER. and Nilit. In a few short months, the synergies between Celanese, SO.F.TER, and Nilit have led to the cross pollination of ideas, solutions, and resources, which has resulted in the realization of many new opportunities, which should increase our 2017 projects closed by 5 percent to roughly 2,000.
Our confidence in the pipeline model emanates from its demonstrated ability to create new demand and deliver solutions critical to customer success. Each customer interaction adds to our expanded knowledge and in the aggregate gives us unique customer insights before those trends become apparent in the market. Take for instance the personal care device industry including hair, skin, and oral care. Consumers increasingly expect durability and enhanced aesthetics for these devices. These requirements enable us to commercialize interesting applications in components that need resistance to heat, sophisticated touch and feel aesthetics, and embedded color technology to improve durability. Working with Celanese, manufacturers of consumer devices save on processing costs and time while also avoiding the added complexity of painting and finishing the part.  A few recent successes in these areas have generated numerous projects in personal care devices like hair dryers, shavers, and facial cleaners. This is just one example of how our deliberate choice to engage with customers even on small projects can lead to much larger opportunities in the bigger application area and contribute to the success of the AEM segment.
In Consumer Specialties, segment income in the second quarter was $79 million, in line with our previous guidance. Segment income margin was 40.9 percent, that's 5.1 percent lower than the same quarter of last year. Tow price and volume were lower year over year driven by reduced industry utilization rates. Sequentially, segment income also declined, as the first quarter of 2017 had some unique carryovers from prior quarters that did not repeat in the second quarter. Consumer Specialties earnings for the third and fourth quarters of 2017 are expected to be around the same level as reported this quarter. We believe 2018 earnings will have this new run rate as its base and, with some marginal improvements, we expect to finish 2018 at the same earnings level as 2017.
Affiliate earnings in Materials Solutions was up $11 million, and this 20 percent increase year over year was driven primarily by Ibn Sina in AEM. Earnings from the Middle East affiliate were higher as a result of higher MTBE pricing and a turnaround in the same quarter last year which did not recur in 2017. Contributions from the China acetate tow ventures were consistent year over year.
The second quarter of 2017 has been marked by strong value uplift in both cores, and I expect this performance level to continue through the remainder of the year. A number of efforts are underway to utilize our unique commercial models, leverage our operational flexibility, and extend our global reach to enhance shareholder value. Record numbers of project commercializations in legacy and recently-acquired polymers have established a clear growth path and strategies are in place to take advantage of raw material volatility to extend the second quarter success throughout the year. With that, and building on our success, we are increasing our expectations for growth in adjusted earnings per share to be in the 9-11 percent range for 2017.

With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Executive Vice President and Chief Financial Officer
Thanks Mark.
Let me start with reviewing the cash flow results. We continued strong cash generation in the quarter, with operating cash flow of $298 million and the second highest ever free cash flow of $240 million. Capex for the second quarter of 2017 was $54 million and we continue to expect it to stay in the $250-300 million range for the year. We returned $237 million of cash to shareholders through $172 million of share repurchases and $65 million in dividends for the quarter. In line with our prior commitment, we expect to repurchase at least $500 million worth of shares in 2017. For the year, free cash flow should be roughly $850 million. As previously communicated, we anticipate cash generation of approximately $4.6 billion between 2016 and 2020, before adding the $1.6 billion dividend from the announced acetate tow JV. After accounting for stock repurchases, dividends, and debt payments, over the five year period ending 2020, we expect at least $2 billion available to invest in growth initiatives that have the highest returns. We have confidence in our balance sheet strength to fund our acquisitions strategy and recently received affirmation of our investment grade rating from the credit agencies.
In the second quarter, segment loss in Other Activities was higher sequentially and year over year at $27 million, driven mainly by an increase in functional spend to support growth. For the remaining quarters of 2017, Other Activities should be in this range.
On taxes, the effective US GAAP tax rate for the second quarter of 2017 was 14 percent compared to 19 percent in the second quarter of 2016. The lower effective tax rate was primarily related to foreign exchange losses in certain jurisdictions and due to an audit settlement. Net cash income taxes paid were

$41 million in the second quarter compared to $57 million in the second quarter of 2016. The tax rate for adjusted EPS was 16 percent versus 17 percent in the same quarter last year.
This concludes our prepared remarks and we look forward to discussing our results and answering your questions Tuesday morning on the earnings call.
Thank you.

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